UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

June 12, 2006
(Date of earliest event reported)

QUANEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-5725	38-1872178
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification
of incorporation)		No.)

1900 West Loop South, Suite 1500,
Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   713-961-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

         ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         ☐     Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

         ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The disclosure set forth below under Item 5.02 relating to the Company’s agreements with Thomas M. Walker is incorporated into this Item 1.01.

Item 5.02. Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers.

(a)                               Appointment of Senior Vice President — Finance and Chief Financial Officer

Effective June 12, 2006, the Board of Directors (the “Board”) of Quanex Corporation (the “Company”) appointed Thomas M. Walker as Senior Vice President — Finance and Chief Financial Officer of the Company.

Mr. Walker, age 59, was Executive Vice President and Chief Financial Officer of Alliant Energy Corporation, a NYSE listed multi-national diversified utility holding company from 1996 to 2003. In this capacity, Mr. Walker was responsible for finance, accounting, tax, mergers & acquisitions, financial planning, and audits. Prior to that time, Mr. Walker held senior leadership positions and was a member of the Board of Directors of Information Resources, Inc., a NASDAQ listed multi-national market research and software development company, from 1990 to 1995.

(b)                               Agreements

In connection with the Mr. Walker’s appointment, the Company and Mr. Walker entered into an agreement (the “Agreement”) and a change in control agreement (the “Change in Control Agreement”), each effective as of June 12, 2006.

Under the Agreement, the Company will provide the following:

(i)                                     An annual base salary of $320,000 and a $25,000 signing bonus;

(ii)                                  An annual incentive award under the Quanex Corporation Executive Incentive Compensation Plan, with a maximum award potential of 150% of Mr. Walker’s base salary (pro-rated for the current fiscal year with a guaranteed minimum pro-rated amount based on a target level of 75% of base salary);

(iii)                               Effective December 2006, long-term incentive awards under the Quanex Corporation 2006 Omnibus Incentive Plan (the “Plan”), currently targeted at 225% of Mr. Walker’s base salary;

(iv)                              An option to purchase 15,000 shares of the Company’s Common Stock pursuant to the terms and conditions of the Plan, to be granted at a grant price equal to the closing price of the Company’s common stock on the first day of Mr. Walker’s employment, with such option vesting in thirds on the first, second and third employment anniversary dates;

(v)                                 An award of 3,000 shares of restricted stock of the Company, which award will cliff vest on the third anniversary date of Mr. Walker’s employment;

(vi)                              A severance payment equal to one year’s worth of base salary and a pro-rated annual bonus payment, in the event that Mr. Walker’s employment is terminated for a reason other than an Event of Termination for Cause (as defined in the Change in Control Agreement) or a material violation of the Company’s Code of Business Conduct;

(vii)                           Other benefits to the same extent and same cost as may be provided to other Company employees and officers in accordance with Company policies then in effect and subject to the terms and conditions of such benefit plans.

Under the Change in Control Agreement, the Company will provide the following benefits in the event that Mr. Walker’s employment is terminated following a Change in Control of the Company (as defined in the Change in Control Agreement), if such termination is (x) by the Company for any reason other than occurrence of an Event of Termination for Cause, or (y) by Mr. Walker after the occurrence of an Event of Termination for Good Reason (as defined in the Change in Control Agreement):

(i)                                     The Company will pay to Mr. Walker the base salary and compensation for earned but unused vacation time accrued through the termination date but not previously paid;

(ii)                                  The Company will pay to Mr. Walker a performance bonus equal to the higher of (x) the target performance bonus for the Fiscal Year in which the termination date occurs and (y) the performance bonus that was actually paid out for the Fiscal Year preceding the Fiscal Year in which the termination date occurs (the higher of (x) and (y) is referred to herein as the “Highest Bonus”), in each case pro-rated to reflect the number of days that passed between the beginning of the current fiscal year and the termination date; and

(iii)                               The Company will pay to Mr. Walker an amount equal to three (3) times the sum of (x) the Highest Bonus and (y) the amount of base salary that would have been paid during the fiscal year in which the termination date occurs based on the assumption that Mr. Walker’s employment would have continued throughout that fiscal year at the base salary rate in effect in the fiscal year in which the termination date occurs, or in the immediately preceding fiscal year, whichever is higher.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANEX CORPORATION
(Registrant)

June 12, 2006	/s/ RAYMOND A. JEAN
(Date)	Raymond A. Jean Chairman, President and Chief Executive Officer (Principal Executive Officer)